EXHIBIT 10.1

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) dated as of April 26, 2013 between XL Group plc, an Irish corporation (the “Company”), and Michael S. McGavick (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of March 14, 2008, as amended (the “Agreement”);

WHEREAS, the Company and the Executive wish to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantors (as defined in the Agreement), X.L. Global Services, Inc., an indirect wholly-owned subsidiary of the Company (“Global Services”), and the Executive hereby agree as follows:

1. Global Services agrees that it shall be jointly and severally liable, together with the Company, for the obligations of the Company under the Agreement. The Executive agrees that Global Services shall be entitled to enforce the covenants and obligations of the Executive owing to the Company under the Agreement.

2. Section 3(b) of the Agreement is amended such that the proviso in the first sentence shall read as follows:

“provided, however, that such services will be performed in accordance with the guidelines established by the Company from time to time for the location of the performance of services on behalf of the Company and its subsidiaries.”

3. Section 9 of the Agreement is amended to read in its entirety as follows:

“9. EXCISE TAX CUTBACK

(a) Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to the Executive under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its Affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), the payments and benefits listed below under Section 8(d)(ii) and 8(d)(iii), as applicable, of this Agreement shall be reduced (by the minimum possible amounts) in the order set forth below until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax amount (after taking into account federal, state, local or other income, employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax amount (after taking into account federal, state, local or other income, employment and excise taxes) to the Executive resulting from the receipt of such payments and benefits with such reduction. In the event Section 8(d)(iii) applies, payments and benefits to the Executive shall be reduced in the following order: first, payments under Section 8(d)(iii)(B), second, payments under Section 8(d)(iii)(C), third, payments under Section 8(d)(iii)(D), fourth, benefits under Section 8(d)(iii)(F), fifth, benefits under Section 8(d)(iii)(G), and last, benefits under Section 8(d)(iii)(E). In the event Section 8(d)(ii) applies, payments and benefits to the Executive shall be reduced in the following order: first, payments under Section 8(d)(ii)(B), second, any annual bonus payment under Section 8(d)(ii)(C), and last, benefits under Section 8(d)(ii)(E).

(b) All determinations required to be made under this Section 9, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. Absent manifest error, all determinations made by the Accounting Firm under this Section 9 shall be final and binding upon the Company and the Executive.”

4. Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

5. All questions concerning the construction, validity and interpretation of this Amendment and the Agreement shall be construed and governed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

6. This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

XL GROUP PLC

By:	/s/ Kirstin Gould

X.L. GLOBAL SERVICES, INC.

By:	/s/ Eileen Whelley

GUARANTORS:

XL INSURANCE (BERMUDA) LTD

By:	/s/ Kirstin Gould

XL RE LTD

By:	/s/ Kirstin Gould

READ, ACCEPTED & AGREED

/s/ Michael S. McGavick
Michael S. McGavick
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